Exhibit 10.1

SEPARATION AND CONSULTING AGREEMENT AND RELEASE

THIS SEPARATION AND CONSULTING AGREEMENT AND RELEASE (“Agreement”) is made by and between Christopher J. Sternberg, an individual residing at 16 Anchorage Pointe, Louisville, Kentucky 40223 (“Sternberg”), and Papa John’s International, Inc., 2002 Papa John’s Boulevard, Louisville, KY 40299 (the “Company”), as of May 14th, 2012.

WHEREAS, Sternberg is voluntarily resigning from the Company effective June 3, 2012 (the “Separation Date”);

WHEREAS, during the period of time between the effective date of this Agreement and the Separation Date (the “Transition Period”), Sternberg will work remotely and assist with the transition of his duties;

WHEREAS, following the Transition Period, the Company desires to retain the services of Sternberg as an independent contractor for the Company during the Consulting Period to consult and advise on business and legal issues with the Company, as needed;

WHEREAS, Sternberg desires to provide such services to the Company and its affiliates, all upon the terms and conditions set forth in this Agreement; and

WHEREAS, Sternberg acknowledges that he was given this agreement on May 10, 2012, and informed that he has twenty-one (21) days to consider it and he has voluntarily agreed to its terms.

NOW, THEREFORE, in consideration of the promises and the covenants contained herein, the parties agree as follows:

1.
Separation Date.  Effective on the date of this Agreement , Sternberg is resigning as an officer of the Company and its subsidiaries and affiliates (including joint ventures), including all committee, officer, board of directors and other similar positions.  Effective on the Separation Date, Sternberg is voluntarily terminating his employment pursuant to Section 9(a)(ii) of the Employment Agreement dated March 5, 2012.

2.
Transition Period.  During the Transition Period, Sternberg will continue as an employee, but not as an officer of the Company, working remotely to assist with the transition of his duties at the Company.  Sternberg will work and be available on a full-time basis for meetings and consultation as needed, and in exchange, will receive his regular base salary and benefits during the Transition Period.  Sternberg acknowledges and agrees that he shall have no right to any other payment or benefits, including pursuant to his Employment Agreement dated March 5, 2012, other than as provided in this Agreement.

3.
Cooperation.  Sternberg agrees to make himself reasonably available to the Company relating to his prior services as an officer and employee of the Company including, but not limited to, assisting the Company and any of its affiliates and acting as a witness in connection with any pending or threatened litigation or other legal proceeding with respect to which the Company or such affiliates reasonably determines his participation to be necessary, and responding to questions and inquiries with respect to such prior services in connection with any such proceedings.  The Company agrees to reimburse Sternberg for any and all reasonable expenses incurred by Sternberg as a result of such participation.

4.
Additional Consideration.  In connection with the execution of this Agreement, in consideration of the role that Sternberg has and will continue to undertake in the transition of his duties and responsibilities, and as specific consideration for the release and waiver contained in Paragraph 17 below, the Company shall provide Sternberg the following consideration, to which he is not otherwise entitled:

a.	A payment of $10,000 at the end of the Consulting Period, as defined in paragraph 5 below.

b.
Should Sternberg elect COBRA continuation coverage of any health or dental benefits provided by the Company, the Company shall pay Sternberg’s COBRA premiums for six months following the Separation Date.  Any COBRA premiums paid by the Company in excess of 3 months will be taxable to Sternberg.

c.	Papa John’s shall pay Sternberg for ten (10) days of vacation, to be included in Sternberg’s final paycheck.

d.
All other benefits cease effective on the Separation Date; provided, however, any amounts held in trust in the Papa John’s 401(k) Plan and Deferred Compensation Plan for the benefit of Sternberg shall continue to be held in trust for Sternberg within the parameters of the existing plan.  In addition, any stock options or other equity awards held by Sternberg that are vested as of the Separation Date shall remain exercisable pursuant to the terms of the equity plan under which such options or equity awards were issued.

5.
Consulting Period.  The Company hereby engages Sternberg as an independent contractor, and not as an Employee, to render consulting services to the Company as provided herein, and Sternberg hereby accepts such engagement. The engagement will begin at the close of business on June 3, 2012 and continue through July 3, 2012 (the “Consulting Period”), unless terminated earlier as provided herein.  Company shall have the right to extend the Consulting Period for an additional four weeks, at the Company’s sole discretion, at the end of the initial Consulting Period.

6.
Consulting Services.  During the Consulting Period, Sternberg shall consult with and advise the Company on business and legal issues as the Company may reasonably request, for approximately, but for no more than two days per week.

7.
Compensation; Expense Reimbursement. The Company will pay to Sternberg $2,600.00 per week during the Consulting Period (“Consulting Payments”) in consideration of consulting services rendered under this Agreement, to be paid on a weekly basis by delivery to Sternberg of a check in such amount payable to the order of Sternberg.  The Company shall reimburse Sternberg for ordinary and necessary expenses incurred by him in providing services under this Agreement, with Sternberg requesting reimbursement of such expenses in accordance with the Company’s current expense reimbursement policy.

8.	Benefits. As an independent contractor, Sternberg shall receive no employee benefits from the Company during the Consulting Period or thereafter.

9.
Authority of Sternberg.  As of the date of execution of this Agreement and during the Consulting Period, the parties agree that Sternberg will have no authority to bind or act on behalf of the Company or any of its affiliates, without the prior written consent of the Company.

10.
Confidentiality; Non-Disclosure; Non-Disparagement. Sternberg acknowledges that he has in-depth knowledge of the Company’s intellectual property, business practices and trade secrets, and that Sternberg performed many business-related duties unrelated to the practice of law on behalf of the Company.  Sternberg acknowledges that the information, observations and data relating to the business of the Company are property of the Company, regardless of how, when or in what capacity Sternberg obtains such information, observations or data.  Sternberg agrees that he will not use for his own purposes or disclose to any third party any such information, observations or data to which he gains access or creates in connection with providing services under this Agreement without the prior written consent of the Company.  Sternberg agrees to deliver to the Company at the end of the Consulting Period, or at any other time the Company may request, all memoranda, notes, plans, records and other documentation (and copies thereof) relating to the business of the Company to which Sternberg gained access or created in providing services under this Agreement.  Sternberg agrees not to disparage or make derogatory comments, verbal or written, regarding the Company, its officers, directors or employees.

11.
Non-Competition. Sternberg acknowledges that he has in-depth knowledge of the Company’s intellectual property, business practices and trade secrets, and that Sternberg performed many business-related duties unrelated to the practice of law on behalf of the Company.  Sternberg covenants and agrees that during the Transition Period and the Consulting Period, and for a period of three years thereafter (the "Restricted Period"), Sternberg shall not, engage in any of the following activities:

(i)  directly or indirectly enter into the employ of, render any service to or act in concert with any person, partnership, corporation or other entity that owns, operates, manages, franchises or licenses any business that sells pizza on a delivery or carry-out basis, including business formats such as Pizza Hut, Domino’s or Little Caesars or for any person, partnership, corporation or other entity which owns, in whole or in part, any such format or provides, distributes or manufactures goods, services or products the same or similar to those provided, distributed or manufactured by an Affiliate (a "Competitive Business"), or

(ii)  directly or indirectly engage in any such Competitive Business on his own account, or

(iii)  become interested in any such Competitive Business directly or indirectly as an individual, partner, shareholder, director, officer, principal, agent, Sternberg, consultant or in any other relationship or capacity; provided, that the purchase of a publicly traded security of a corporation engaged in such business or service shall not in itself be deemed violative  of this Agreement so long as Sternberg does not own, directly or indirectly, more than 1% of the securities of such corporation.

12.
Reasonableness of Scope and Duration.  The parties hereto agree that the covenants and agreements contained in Section 11 are, taken as a whole, reasonable in their geographical scope and duration, and no party shall raise any issue of the reasonableness of the scope or duration of any such covenants in any proceeding to enforce any such covenants or agreements.

13.
Inventions and Patents. Sternberg agrees that all inventions, innovations or improvements in the Company’s method of conducting its businesses conceived by or made by him during the term of this Agreement belong to the Company.  Sternberg will promptly disclose such inventions, innovations or improvements to the Company and perform all actions reasonably requested by the Company to establish and confirm ownership.

14.
Termination. Unless Sternberg elects to terminate earlier, this Agreement shall terminate upon the earlier of: (a) a material breach of the terms and provisions of the Agreement by Sternberg; (b) the inability of Sternberg to perform the services under the Agreement due to death, disability or other reason; (c) or the conclusion of the Consulting Period.

15.
Extension or Renewal of Consulting Agreement.  The parties may elect to extend or renew the terms of this Agreement by mutual written agreement.  Any such extension or renewal shall extend the term of the Consulting Period.

16.
Taxable Income. Sternberg agrees that he will treat all payments received by him during the Consulting Period as ordinary income and will file all tax returns and reports required to be filed by him on the basis that Sternberg is an independent contractor as defined in applicable Treasury Regulations. Sternberg agrees to indemnify the Company for the amount of any taxes paid by the Company as a result of Sternberg not paying taxes owed by him with respect to Consulting Payments made under this Agreement.

17.
Mutual Release. Sternberg, for himself and his heirs, executors, administrators, personal representatives, successors and assigns, does hereby release and forever discharge the Company, its successors, assigns, agents, representatives, employees, officers, directors, trustees, shareholders, insurers, reinsurers and any affiliated corporations or entities of any type or nature, from any and all causes of action, actions, claims, demands, suits, dues, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, executions, damages, sums of money, attorneys’ fees, and/or judgments of any kind, whether known or unknown, arising in law or equity, arising at any time prior to and through the date of the execution of this Agreement (hereinafter “Claims”), which might have been asserted against the Company, its successors, assigns, agents, representatives, employees, officers, directors, trustees, shareholders, insurers, reinsurers and any affiliated corporations or entities, by Sternberg, or by his heirs, executors, administrators, personal representatives, successors or assigns.  This release includes but is not limited to any and all Claims relating to Sternberg’s employment by the Company or the separation of his employment from the Company, including wages, compensation of any kind, vacation pay, profit sharing plans, stock option plans, retirement plans or any benefit plans of any type or nature.  This release further includes but is not limited to any and all Claims arising under any of the following:  the Age Discrimination in Employment Act of 1967, as amended; the Older Workers Benefit Protection Act; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Civil Rights Act of 1870; the Family and Medical Leave Act of 1993, as amended; the Americans with Disabilities Act of 1990, as amended; the Fair Labor Standards Act of 1938, as amended by the Equal Pay Act of 1963; the Employees Retirement Income Security Act of 1974; the U.S. Patriot Act; the Sarbanes-Oxley Act; the Dodd-Frank Act; any other federal, state, or local civil rights, disability, discrimination, retaliation, or labor law, or any theory of contract, arbitral, or tort law; and/or his Consulting Period, except for any Claims arising under this Agreement.  The Company, for itself and its successors, assigns, agents, representatives, employees, officers, directors, trustees, and shareholders, insurers, reinsurers and any affiliated corporations or entities of any type or nature, does hereby release and forever discharge Sternberg, his heirs, personal representatives, successors and assigns, from any and all causes of action, claims, demands, suits, damages, sums of money, attorneys’ fees, and/or judgments  arising at any time prior to and through the date of the execution of this Agreement (hereinafter “Company’s Claims”), which might have been asserted against Sternberg, his heirs, personal representatives, successors and assigns, except for any claims arising under this Agreement; provided, however, that the Company does not release or discharge any claims which may arise under Sternberg’s November 4, 2005 Confidentiality and Non-Competition Agreement, his November 18, 2011 Confidentiality, Non-Disparagement and Dispute Resolution Agreement, Paragraphs 6, 7, 8, 11, 12, and 13 of his March 5, 2012 Employment Agreement and any claims for which indemnification would not be available to Sternberg under Delaware law.

18.
Revocation Period. The parties acknowledge that this Agreement may be revoked within seven (7) days from the execution hereof and that the Agreement shall not become effective or enforceable until after the revocation period has ended without revocation.  Sternberg understands that, if he elects to exercise this revocation right, this Agreement shall be voided in its entirety at the election of the Company, and the Company shall be relieved of all obligations to make any payments under this Agreement, and provide any other benefits herein.  Sternberg may, if he wishes, elect to sign this Agreement prior to the expiration of the twenty one-day consideration period, and Sternberg agrees that if he elects to do so, his election is made freely and voluntarily and after having an opportunity to consult counsel.  Sternberg agrees that any revocation shall be submitted to the Company in writing to the attention of the Executive Vice President.

19.	Miscellaneous.

a.
Entire Agreement.  This Agreement contains the entire agreement between the parties with respect to Sternberg’s separation, transition period and consulting arrangement and shall not be amended, modified or waived without the express written consent of the parties hereto.  No course of dealings between the parties shall be deemed to affect or to modify, amend or discharge any provision or term of this Agreement.

b.
Waiver. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision by such other party.

c.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and its affiliates, successors and assigns.

d.	Governing Law; Jurisdiction and Venue. This Agreement shall be governed by, and construed and enforced in accordance with the laws of Kentucky.

e.	Scope and Survival. Sections 10, 11, 12, 13, 16, 17, 18 and 19 of this Agreement shall remain in full force and effect after termination of the Agreement.

f.
Dispute Resolution. The parties agree any dispute arising between the parties shall be resolved through confidential mediation or confidential binding arbitration through the American Arbitration Association in Louisville, Kentucky. Any resolution reached via mediation or award of an arbitrator shall be final and binding on the parties. The only exception to this mediation/arbitration requirement shall be that, in the event of an actual, threatened or anticipatory breach of the confidentiality, non-disparagement or non-competition provisions of this Agreement, the Company shall be entitled to seek injunctive relief from a court of competent jurisdiction in Kentucky to prevent or obtain immediate relief related to such breach, and in such event Sternberg hereby irrevocably consents and submits to personal jurisdiction and venue in and by the state courts within Jefferson County, Kentucky or in the United States District Court for the District of Kentucky and waives all defenses of personal jurisdiction, venue and forum non conveniens.

g.
Severability. The covenants and agreements contained in this Agreement shall be construed as separate covenants and agreements, and if any provision of this Agreement or its application to any person or circumstance is found to be invalid, illegal or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it was held to be invalid, illegal or unenforceable, shall not be affected, and the Agreement shall be valid, legal and enforceable to the fullest extent permitted by law.

h.
Return of Property. Sternberg agrees that on or before conclusion of the Consulting Period, he will return any and all property of Papa John’s, including but not limited to his key card, office keys and corporate credit card to the company, except that the parties agree that Sternberg may keep his Dell lap top and Blackberry, subject to the removal of all Company information and personal information related to John H. Schnatter and his family members at the conclusion of the Consulting Period.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day, month and year set forth below.

/s/ Christopher J. Sternberg
Christopher J. Sternberg

Christopher J. Sternberg
Printed Name
Date: May 13, 2012

Papa John’s International, Inc.

By: /s/ Tony Thompson

Title: EVP, Global Operations

Date: 5-14-12